Exhibit 10.2

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Such omitted information has been noted in this document with a placeholder identified by the mark “[***]”.

FORM OF

TRANSITION SERVICES AGREEMENT

by and between

Avidity Biosciences, Inc.

and

Atrium Therapeutics, Inc.

Dated as of [•]

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1	Certain Defined Terms	1
1.2	Construction	3

ARTICLE 2 SERVICES		3

2.1	Provision of Services	3
2.2	Duration of Services	3
2.3	Additional Services	3
2.4	Services Performed by Affiliates and Third-Parties	4
2.5	Services Standard	4
2.6	Maintenance; Modifications	5
2.7	Transition Management	5
2.8	Cooperation	5
2.9	Third-Party Consents and Licenses	6
2.10	IT Separation Plan	6
2.11	Exclusions; Compliance with Law	7

ARTICLE 3 COMPENSATION		8

3.1	Service Charges	8
3.2	Invoicing	8
3.3	Due Date	9
3.4	Tax Matters	9
3.5	Records; Audit	10

ARTICLE 4 INTELLECTUAL PROPERTY		11

4.1	Ownership	11
4.2	License to Intellectual Property	11

ARTICLE 5 CONFIDENTIALITY; DATA PROTECTION		11

5.1	Confidentiality Obligations	11
5.2	Data Processing Addendum	11
5.3	Security of IT Assets and Data	12

ARTICLE 6 LIMITATION OF LIABILITY; INDEMNIFICATION		12

6.1	Limitation of Liability	12
6.2	Indemnification	13
6.3	Indemnification Procedures	13
6.4	Liability for Payment Obligations	13
6.5	Exclusion of Other Remedies	13

i

ARTICLE 7 TERM AND TERMINATION		13

7.1	Term	13
7.2	Termination of Services	14
7.3	Effect of Termination	14
7.4	Surviving Obligations	15

ARTICLE 8 MISCELLANEOUS		15

8.1	Force Majeure	15
8.2	Independent Contractors	15
8.3	Governing Law	16
8.4	Dispute Resolution	16
8.5	Notices	16
8.6	No Benefit to Third-Parties	17
8.7	Amendment	17
8.8	Waiver	17
8.9	Expenses	17
8.10	Assignment	17
8.11	Non-Recourse	18
8.12	Severability	18
8.13	No Setoff	18
8.14	Conflicts	19
8.15	Joint Drafting	19
8.16	Counterparts	19
8.17	Entire Agreement	19

SCHEDULES

Schedule A	Services Provided by SpinCo to RemainCo
Schedule B	Services Provided by RemainCo to SpinCo
Schedule C	Excluded Services

ii

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (as amended, modified or supplemented from time to time in accordance with its terms, this “Agreement”) is made and executed as of [•] (the “Effective Date”), by and between Avidity Biosciences, Inc., a Delaware corporation (“RemainCo”), and Atrium Therapeutics, Inc., a Delaware corporation (“SpinCo”). RemainCo and SpinCo are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Novartis AG, a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland (“Parent”), Ajax Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), and RemainCo are parties to that certain Agreement and Plan of Merger, dated as of October 25, 2025 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into RemainCo, with RemainCo surviving such merger as a wholly owned subsidiary of Parent;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, RemainCo, SpinCo, and, solely with respect to the sections specified therein, Parent, have entered into that certain Separation and Distribution Agreement, dated as of October 25, 2025 (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the parties thereto will effect the separation of the SpinCo Business and the RemainCo Business; and

WHEREAS, in furtherance of the transactions contemplated by the Separation Agreement, the Parties desire that each Party shall provide or cause to be provided to the other Party certain services and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed thereto in the Separation Agreement or the Merger Agreement, as applicable. The following capitalized terms used in this Agreement shall have the meanings set forth below.

“Affiliate” has the meaning set forth in the Merger Agreement; provided that, for the avoidance of doubt, from and after the Effective Date, (a) none of Parent, RemainCo or any of their respective Subsidiaries shall be deemed to be an Affiliate of SpinCo or any of SpinCo’s Subsidiaries and (b) none of SpinCo or any of its Subsidiaries shall be deemed to be an Affiliate of Parent, RemainCo or any of their respective Subsidiaries.

“Out-of-Pocket Costs” means any reasonable and documented amounts paid by the Providing Party or its Affiliates to Third Parties in connection with the performance of Services, including (a) costs incurred by the Providing Party or its Affiliates under Contracts with Third Parties (with such costs being a reasonable proration if the Contract benefits both Parties’ businesses); (b) subject to Section 2.9, fees associated with securing any Required Consents; and (c) travel-related costs.

“Providing Party” means, with respect to any Service, the Party providing such Service under this Agreement.

“Receiving Party” means, with respect to any Service, the Party receiving such Service under this Agreement.

“Third Party” means any Person other than RemainCo, SpinCo and their respective Affiliates and permitted successors and assigns.

The terms set forth below shall have the meanings ascribed thereto on the referenced page of this Agreement:

Term	Page
Access Charges	8
Accessing Party	11
Additional Service	4
Affiliate	1
Agreement	1
Data Processing Addendum	11
Effective Date	1
Excluded Services	3
Force Majeure Event	15
Granting Party	11
Invoice	8
IT Assets and Data	11
Merger Agreement	1
Merger Sub	1
Nonparty Affiliates	18
Notice of Disagreement	8
Out-of-Pocket Costs	1
Outside Date	13
Parent	1
Parties	1

Term	Page
Party	1
Providing Party	2
Receiving Party	2
RemainCo	1
RemainCo Services	3
Required Consents	6
Security Policies	11
Separation Agreement	1
Service Charges	8
Services	3
Services Standard	4
Services Taxes	9
SpinCo	1
SpinCo Services	3
Termination Charges	14
Third Party	2
Transition Manager	5
TSA Dispute	16

1.2 Interpretation. Section 1.2 of the Separation Agreement is hereby incorporated by reference into this Agreement, mutatis mutandis.

ARTICLE 2

SERVICES

2.1 Provision of Services.

2.1.1 Upon the terms and subject to the conditions of this Agreement, (i) SpinCo shall provide, or cause to be provided, to RemainCo or its applicable Affiliates (as designated in writing by RemainCo) the services set forth on Schedule A (the “SpinCo Services”), and (ii) RemainCo shall provide, or cause to be provided, to SpinCo or its Affiliates (as designated in writing by SpinCo) the services set forth on Schedule B (the “RemainCo Services”). For purposes of this Agreement, “Services” means the RemainCo Services and SpinCo Services, individually or collectively, as applicable.

2.1.2 Neither the Providing Party nor any of its Affiliates will be required to perform or to cause to be performed any of the Services for the benefit of any Person other than the Receiving Party and its designated Affiliates. If there is any inconsistency between the terms of Schedule A or Schedule B, on the one hand, and the terms of this Agreement, on the other hand, the terms of this Agreement shall govern. For the avoidance of doubt, the Services do not include, and the Providing Party shall have no obligation to provide, or cause to be provided, any services (a) set forth on Schedule C (the “Excluded Services”) or (b) for use in or for any business other than the RemainCo Business or the SpinCo Business, as applicable. Subject to the terms in this Agreement, in providing its Services hereunder, the Providing Party may use any information systems, hardware, software, processes and procedures it deems necessary or desirable in its reasonable discretion, subject to Section 2.5.1.

2.2 Duration of Services. Upon the terms and subject to the conditions of this Agreement, the Providing Party shall provide, or cause to be provided, to the Receiving Party and its designated Affiliates each applicable Service until the earliest to occur of, with respect to each such Service, (a) the expiration of the period of duration for such Service as set forth on Schedule A or Schedule B, as applicable (with respect to each Service, a “Service Period”); (b) the date on which such Service is terminated in accordance with Article 7; and (c) the date on which this Agreement is terminated in accordance with Article 7; provided, that the Receiving Party shall use commercially reasonable efforts in good faith to transition itself to a replacement service, system or facility with respect to each Service as soon as reasonably practicable prior to the end of the Service Period for each such Service.

2.3 Additional Services. If, within 60 days following the Effective Date, the Receiving Party (a) identifies in writing any additional service (other than an Excluded Service) not set forth on Schedule A or Schedule B, as applicable, that was provided by the Company in support of the SpinCo Business or RemainCo Business, as applicable, during the 12 months immediately prior to the date of the Separation Agreement, and (b) reasonably and in good faith believes that such service is necessary or reasonably useful in order for the RemainCo Business or SpinCo Business, as applicable, to continue to operate following the Effective Date in substantially the same manner in which the Company operated such business during the 12 months immediately prior to the date of the Separation Agreement (such service, an “Additional Service”), then the Providing Party shall use commercially reasonable efforts to provide, or cause to be provided, such Additional Service in a manner consistent with the terms of this Agreement, subject to mutual agreement between the Parties regarding the service charge and applicable service period with respect to such Additional Service. For clarity, the Additional Services shall not include any Excluded Service or any service that would be prohibited by applicable Law, and no Party shall be required to provide, or cause to be provided, any Additional Service for a Service Period that extends beyond the Outside Date or the latest date permitted under any applicable Law. If any Additional Service is provided in accordance with this Section 2.3, Schedule A or Schedule B, as applicable, shall be amended to describe in reasonable detail the nature, scope, Service Period, Service Charge and other terms applicable to such Additional Service in a manner similar to that in which the Services are described in the then-existing version of such Schedule. Each such amendment to the applicable Schedule, as agreed to in writing by the Parties, will be deemed part of this Agreement as of the date of such agreement and each such Additional Service set forth therein will be deemed a “Service” provided under this Agreement, in each case subject to the terms and conditions of this Agreement and the relevant amendment.

2.4 Services Performed by Affiliates and Third Parties. The Providing Party shall have the right to perform the Services either itself, through an Affiliate or through a subcontractor; provided that, subject to Section 6.1, the Providing Party shall in all cases remain responsible for the performance of its obligations hereunder, including for the performance and any breach of this Agreement by its Affiliates and subcontractors.

2.5 Services Standard.

2.5.1 The Providing Party shall provide, or cause to be provided, the Services [***] (the “Services Standard”).

2.5.2 Except as expressly set forth in Section 2.5.1 and subject to the limitations in Article 6, the Parties acknowledge and agree that the Services are provided on an as-is, where-is basis, that the Receiving Party assumes all risks and liability arising from or relating to its use of and reliance upon the Services and the Providing Party makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE PROVIDING PARTY HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, COMMERCIAL UTILITY, MERCHANTABILITY, FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE OR USE, TITLE, NON-INFRINGEMENT, ACCURACY, AVAILABILITY, TIMELINESS, COMPLETENESS, THE RESULTS TO BE OBTAINED FROM SUCH SERVICES OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE, AND THE RECEIVING PARTY, ON ITS BEHALF AND ON BEHALF OF ALL OF ITS AFFILIATES, HEREBY ACKNOWLEDGES SUCH DISCLAIMER AND THE RECEIVING PARTY SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH REPRESENTATION OR WARRANTY.

2.6 Maintenance; Modifications.

2.6.1 In the event that the Providing Party’s, or its applicable Affiliates’, facilities are temporarily shut down for reasons outside of the Providing Party’s or such Affiliates’ control, with respect to the Services dependent on the operation of such facilities or systems, the Providing Party shall be relieved of its obligations hereunder to provide such Services during the period that such facilities or systems are so shut down in compliance with this Agreement, but shall use commercially reasonable efforts to minimize any period of shutdown. The Receiving Party shall be relieved of its obligation hereunder to pay Service Charges for any Services that cannot be provided by the Providing Party for the duration of such shutdown.

2.6.2 The Providing Party may (a) subject to compliance with the Services Standard, modify the manner of performing a Service if the same modification is made with respect to the entirety of the Providing Party’s provision of such Service to any of its Affiliates and any other Person to whom the Providing Party provides such Service; or (b) modify or terminate a Service if provision of such Service is prohibited or modify a Service if provision of such Service is restricted by applicable Law; provided, however, that, in each such event, the Providing Party shall use commercially reasonable efforts to limit the disruption to the business or operations of the Receiving Party caused by such modification. The Providing Party’s responsibilities set forth herein shall be amended as reasonably necessary to conform to any such modifications made pursuant to this Section 2.6.2 and the Receiving Party shall use commercially reasonable efforts to comply with any such amendments.

2.7 Transition Management. RemainCo hereby appoints and designates [***], and SpinCo hereby appoints and designates [***] (each such individual, a “Transition Manager”), who will have authority to act on the applicable Party’s behalf with respect to all matters relating to this Agreement and will serve as a point of contact for all questions and issues relating to the Services. Either Party may, by written notice given to the other Party, replace its Transition Managers. During the term of this Agreement, the Transition Managers shall meet (a) once per week from the Effective Date to the date that is three months after the Effective Date, (b) once every two weeks from the date that is three months after the Effective Date to the date that is six months after the Effective Date, and (c) once per month thereafter, or on such other schedule as mutually agreed upon by the Parties, in person or telephonically in order to discuss the Services and the status of the transition and to manage any open issues relating to the Services. Notwithstanding the requirements of Section 8.5, all communications from one Party or any of its Affiliates to the other Party or any of its Affiliates pursuant to this Agreement regarding routine matters involving the Services shall be made through such other Party’s Transition Manager(s), or such other Persons as specified by such Transition Manager(s) in writing.

2.8 Cooperation.

2.8.1 Each of the Receiving Party and the Providing Party shall use commercially reasonable efforts to cooperate with one another in all matters relating to the provision and receipt of the Services (which cooperation may include exchanging necessary and reasonable information and, subject to Section 2.9, obtaining all consents, licenses, sublicenses or approvals, in each case, as necessary to permit each of the Receiving Party and the Providing Party to perform its obligations hereunder).

2.8.2 Each Party shall, and shall cause its Affiliates and subcontractors to, comply with all policies, procedures and codes of conduct of Parent and its Affiliates provided in advance in writing from time to time to the extent that they are reasonably necessary for the provision or receipt of the Services.

2.9 Third Party Consents and Licenses.

2.9.1 With respect to any software license or access to software-based services that are provided under, or as part of, a Service, the Receiving Party shall, and shall cause its Affiliates and subcontractors to, comply with the terms and conditions of the vendor/licensor applicable to such software license or software-based Service, so long as such terms and conditions have been made available to the Receiving Party or are generally available to the public prior to the beginning of the Service Period for such Service.

2.9.2 The Providing Party shall use commercially reasonable efforts to obtain all Third Party consents, licenses (or other appropriate rights), sublicenses and approvals necessary for the Providing Party to provide or cause to be provided, or for the Receiving Party or its applicable Affiliates to receive, Services (“Required Consents”), and the Receiving Party shall, and shall cause its applicable Affiliates to, reasonably cooperate with the Providing Party in acquiring any such Required Consent; provided, however, that the Providing Party shall not be required to (a) commence or participate in any Proceeding by or before any Governmental Authority or offer to grant any accommodation (financial (subject to this Section 2.9.2) or otherwise), other than ministerial acknowledgements, to any Third Party to obtain any such Required Consent or (b) seek broader rights or more favorable terms for the Receiving Party than those applicable to the Company, as the case may be, prior to the Effective Date or as may be applicable to the Providing Party from time to time after the Effective Date; provided further, the Providing Party nevertheless shall acquire any such Required Consent if the only accommodation requested by the relevant Third Party is financial, and the Receiving Party agrees to advance the Providing Party therefor. Notwithstanding the foregoing or anything herein to the contrary, if the Providing Party complies with its obligations under this Section 2.9.2 but is unable to secure any Required Consent or the Receiving Party fails to comply with any of its obligations under this Section 2.9.2, then the Parties shall use commercially reasonable efforts to develop and implement commercially reasonable alternatives for the provision of the applicable Services, and the Providing Party shall use commercially reasonable efforts to supplement, modify, substitute or otherwise alter the applicable Services to provide such Services without such Required Consent. If the Parties are unable to identify such an alternative, the Providing Party shall not be obligated to provide, or cause to be provided, any such Service or to obtain replacement services therefor.

2.10 IT Separation Plan. As soon as practicable following the Effective Date, each of the Parties shall use commercially reasonable efforts, and shall cooperate with one another, to agree upon a plan for the separation of their respective IT Assets. If not agreed by the Parties within 30 days of the Effective Date, such plan will be determined in Parent’s reasonable discretion.

2.11 Exclusions; Compliance with Law.

2.11.1 Subject to the Services Standard, in no event will the Providing Party or any of its Affiliates be required to (a) hire or retain specific employees, (b) purchase, lease or license any additional equipment, software or other assets; (c) create or supply any documentation or information not currently existing or not reasonably contemplated to be created as part of the Services; (d) enter into new or additional Contracts with Third Parties or change the scope of current Contracts with Third Parties; provided, that this clause (d) shall not limit RemainCo’s obligations under Section 2.2(a) of the Separation Agreement, nor limit RemainCo’s maintenance of CMO Agreements (as defined in Schedule B) or renewal of CMO Agreements, if applicable, to the extent any such CMO Agreement constitutes a RemainCo Asset or a Commingled Contract to the extent relating to the RemainCo Business, in each case, existing as of the Effective Date and that are required for the provision of the Services set forth in Section D of Schedule B; provided, however, that, in connection with the renewal of any such CMO Agreement, RemainCo shall not be required to (i) commence or participate in any Proceeding by or before any Governmental Authority or offer to grant any accommodation (financial or otherwise) to any Third Party to obtain any such renewal, (ii) agree to any such renewal if the applicable CMO Agreement cannot be terminated within 12 months after the effective date of such renewal or if the applicable CMO Agreement requires aggregate payments by RemainCo or its Affiliates in excess of $500,000, (iii) seek broader rights or more favorable terms for RemainCo or SpinCo than those applicable to the Company, as the case may be, prior to the Effective Date or as may be applicable to RemainCo from time to time after the Effective Date, or (iv) agree to any such renewal if RemainCo determines, in its sole discretion, not to renew or to terminate such CMO Agreement based on its plans for the conduct of the RemainCo Business, unless, in the case of the foregoing clauses (ii) through (iv), SpinCo agrees to assume all obligations (financial or otherwise) under such CMO Agreement that contravene the foregoing clauses (ii) through (iv); or (e) convert or otherwise transform data in connection with the provision of any of the Services or provide Services with respect to any IT Assets other than those maintained and used by the Company with respect to the RemainCo Business or the SpinCo Business, as applicable, during the 12-month period immediately preceding the date of the Separation Agreement.

2.11.2 Notwithstanding anything to the contrary contained in this Agreement or in any Schedule hereto, except to the extent required by applicable Law or to the extent it is expressly stated in Schedule A or Schedule B, as applicable, that a filing obligation exists, none of the Providing Party or any of its Affiliates or subcontractors will be obligated, pursuant to this Agreement or any Schedule hereto, as part of or in connection with the Services provided hereunder, as a result of storing or maintaining any data referred to herein or in any Schedule hereto, or otherwise, to prepare or deliver any notification or report to any Governmental Authority or other Person on behalf of the Receiving Party or any of its Affiliates.

2.11.3 Each Party shall perform its obligations and exercise its rights hereunder in material compliance with all applicable Laws, and shall be responsible for its and its Affiliates’ and subcontractors’ own compliance with any and all Laws applicable to its and their performance under this Agreement. Notwithstanding anything to the contrary herein (but subject to Section 2.9.2), including in Schedule A and Schedule B, neither the Providing Party nor any of its Affiliates or subcontractors shall be required hereunder to take any action (including by providing any Services) that would constitute (a) a violation of applicable Law, (b) a breach of any of the Providing Party’s or its applicable Affiliates’ or subcontractors’ contractual obligations to any Third Party, or (c) any violation of the intellectual property rights of any Third Party. In the event the Providing Party reasonably determines that there is a change in applicable Law that would restrict the delivery of any Service to be provided to the Receiving Party, the Providing Party shall promptly notify the Receiving Party and shall use, and cause its applicable Affiliates and subcontractors to use, commercially reasonable efforts in good faith to provide such Service in a manner as closely as possible to the Services Standard.

2.12 Quality Management. For so long as RemainCo is providing the Service set forth in Section D.1 of Schedule B during the term of this Agreement, SpinCo shall maintain its quality management system established pursuant to Section 2.2(a)(iv) of the Separation Agreement and shall not change such quality management system, provided, that if RemainCo makes any change to its equivalent quality management system and requests such change be made by SpinCo, SpinCo shall correspondingly incorporate such change to its quality management system (at RemainCo’s cost and expense, in an amount not to exceed $25,000 per request) promptly upon such request.

ARTICLE 3

COMPENSATION

3.1 Service Charges.

3.1.1 In consideration for the performance of the Services, the Receiving Party shall pay to the Providing Party, on a monthly basis, the applicable charges for the Services as set forth on Schedule A or Schedule B, as applicable (the “Service Charges”), and shall reimburse the Providing Party for any Out-of-Pocket Costs incurred by the Providing Party or its applicable Affiliates, unless otherwise set forth on Schedule A or Schedule B, as applicable, without markup (upon receipt of applicable receipts and other reasonable supporting documentation).

3.1.2 To the extent that the Providing Party ceases providing Services during (but not at the end of) a calendar month, the Receiving Party shall be responsible for paying the full Service Charge for such calendar month; provided that, in respect of Services for the calendar month in which the Effective Date occurs, the Service Charge for such Services for such month will be prorated for such partial calendar month.

3.2 Invoicing.

3.2.1 Except with respect to Access Charges (which will be invoiced in accordance with the immediately following sentence), no later than 30 days following the end of each calendar month, the Providing Party shall issue to the Receiving Party an invoice setting forth the Service Charges and Out-of-Pocket Costs for such calendar month. With respect to Service Charges designated on Schedule B as Access Charges (the “Access Charges”), no later than 15 days prior to the beginning of each calendar month during the applicable Service Period, RemainCo shall issue to SpinCo an invoice setting forth the Access Charges for such calendar month; provided that (a) the first such invoice shall include the prorated Access Charges for the partial calendar month in which the Effective Date occurs and (b) if the Effective Date occurs less than 15 days before the beginning of a calendar month, RemainCo shall issue the first such invoice on, or as promptly as practicable following, the Effective Date. Each invoice issued in accordance with this Section 3.2.1 is referred to herein as an “Invoice.”

3.2.2 In the event that either Party disagrees with any Invoice or any amount set forth therein, no later than 10 days after receipt of such Invoice, such Party shall give the other Party written notice thereof (a “Notice of Disagreement”), specifying in reasonable detail the nature and amount of any disagreement so asserted. During the 10-day period following the delivery of the Notice of Disagreement, the Parties shall seek in good faith to resolve the dispute. If the Parties cannot resolve the dispute set out in the Notice of Disagreement within this period, the TSA Dispute provisions in Section 8.4 shall apply. For the avoidance of doubt, this Agreement shall continue in full force and effect during the pendency of any such dispute, and each Party shall pay all amounts when due in accordance with Section 3.3. If after any dispute set out in a Notice of Disagreement is finally resolved or adjudicated in accordance with this Section 3.2.2 or, if applicable, Section 8.4, it is determined the Party that provided such Notice of Disagreement was not required to pay all or any portion of the applicable Invoice, then such Party shall invoice, and the other Party shall pay, such amount in accordance with the invoicing and payment procedures set forth in this Article 3.

3.3 Due Date. Except with respect to an Invoice for Access Charges (which will be paid in accordance with the immediately following sentence), the Receiving Party shall pay to the Providing Party the amount set forth on each applicable Invoice (including, for the avoidance of doubt, any disputed amounts set forth on a Notice of Disagreement) promptly, but in no event later than 60 days, after the date of delivery of such Invoice. With respect to each Invoice for Access Charges, SpinCo shall pay to RemainCo the amount set forth on each such Invoice (including, for the avoidance of doubt, any disputed amounts set forth on a Notice of Disagreement) promptly, but in no event later than the first day of the calendar month to which such Access Charges apply. All payments to be made under this Agreement shall be made in United States dollars and paid by wire transfer of immediately available funds to such account designated by the Providing Party by written notice to the Receiving Party from time to time.

3.4 Tax Matters.

3.4.1 The Receiving Party shall bear any and all sales, use, excise, value added, indirect, goods and services and other similar taxes (and any related interest and penalties) imposed on, or payable with respect to, any Service Charges payable by the Receiving Party pursuant to this Agreement (such taxes, the “Services Taxes”). For the avoidance of doubt, this Section 3.4.1 shall not apply to, and RemainCo and SpinCo each shall pay and be responsible for, all Taxes based on their respective income, profits or assets, employment Taxes and all other Taxes not described in the previous sentence that are imposed on each of them or their respective Affiliates.

3.4.2 The Receiving Party (and its applicable Affiliates) shall have the right to withhold or deduct Taxes from any payments made under this Agreement as required by applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Party to whom such amounts would otherwise have been paid.

3.4.3 The Providing Party shall use commercially reasonable efforts to (a) minimize the amount of Services Taxes or amounts required to be withheld or deducted under applicable Law by the Receiving Party under Section 3.4.2 and (b) claim any available refunds or credits of Services Taxes or amounts withheld or deducted under applicable Law by the Receiving Party. The Providing Party shall promptly pay (or cause to be paid) to the Receiving Party any Services Taxes recovered by the Providing Party (or its Affiliates) pursuant to the previous sentence.

3.4.4 The Receiving Party and the Providing Party shall use commercially reasonable efforts to cooperate to minimize the imposition of, and the amount of, any taxes described in this Section 3.4 (including through the provision of any relevant forms or other documents). The Providing Party shall keep the Receiving Party reasonably informed with respect to (a) the reporting of Services Taxes, (b) any audit relating to Services Taxes, or (c) any assessment, refund, claim or legal proceeding relating to Services Taxes, including, in each instance, providing the Receiving Party with such information and documentation as is reasonably necessary. Without limiting the generality of the foregoing, upon entering into this Agreement, and at any time thereafter that the Receiving Party reasonably requests, the Providing Party shall provide the Receiving Party an IRS Form W-9 and any similar form reasonably requested by the Receiving Party under any applicable Law, in order to avail themselves of any exemptions from and to minimize any applicable withholding taxes and backup withholding on any amounts otherwise payable pursuant to this Agreement.

3.5 Records; Audit.

3.5.1 Each Party shall keep and maintain, and shall cause its Affiliates to keep and maintain, complete and accurate records and books of account documenting all expenses and all other data necessary for the calculation of the amounts payable by the other Party under this Agreement consistent with its standard procedures and policies in the ordinary course of business and, in any event, for as long as required by applicable Law.

3.5.2 Each Party will have the right, by reasonable prior written notice given to the other Party, to retain an independent Third Party auditor to audit such other Party’s and its applicable Affiliates’ records and books of account maintained pursuant to Section 3.5.1 in order to confirm the Service Charges or Out-of-Pocket Costs levied by such other Party in connection with Services provided hereunder; provided, that no Party shall be entitled to exercise its audit rights under this Section 3.5.2 more than (a) once during the term of this Agreement (unless, in any case, any prior audit for the same period resulted in an adjustment to amounts due hereunder, in which case such Party shall be entitled to one additional audit during the term of this Agreement, so long as such additional audit is not conducted in the same calendar year as such prior audit), and (b) one year after the end of the period for which an audit is requested. Upon written request by the Party requesting an audit pursuant to this Section 3.5.2, the audited Party shall, or shall cause its applicable Affiliates to, within a reasonable period of time, provide access to all records reasonably requested by the auditing Party in responding to such audit, solely to the extent such records relate to Service Charges or Out-of-Pocket Costs in connection with Services provided hereunder; provided, however, that (i) the audited Party shall not be required to provide the auditing Party such access to the extent, in the audited Party’s reasonable discretion, such access would reasonably be expected to waive any applicable privileges (including attorney client privilege), breach contractual confidentiality obligations or violate any applicable Law; provided, further, that the audited Party shall use its commercially reasonable efforts to provide such access in a manner that would not waive such privilege, breach such obligations or violate such Law, or would otherwise permit such access in a manner that would remove such objection, and (ii) such access shall not unreasonably interfere with the business or operations of the audited Party. All information disclosed pursuant to this Section 3.5 shall be subject to the confidentiality provisions set forth in Article 5.

3.5.3 The Party requesting an audit pursuant to Section 3.5.2 shall bear all out-of-pocket costs and expenses incurred in connection with such audit and any access provided by the audited Party in accordance with Section 3.5.2; provided, however, that the audited Party shall reimburse the Party requesting the audit for all reasonable costs and expenses incurred by such Party in connection with such audit or access if any such audit identifies an underpayment to the auditing Party or an overpayment to the audited Party hereunder in excess of the greater of 10% and $100,000 of the amounts actually payable.

ARTICLE 4

INTELLECTUAL PROPERTY

4.1 Ownership. Ownership of any Inventions (as defined in the License Agreement) arising under this Agreement, and any Intellectual Property Right (as defined in the License Agreement) therein, shall be determined as set forth in Section 4.1 of the License Agreement.

4.2 License to Intellectual Property. The Receiving Party, on behalf of itself and its Affiliates, hereby grants, and shall cause its permitted subcontractors to grant, to the Providing Party and its Affiliates, a limited, royalty-free, fully paid-up, worldwide, non-sublicensable (except to Third Parties solely to the extent required for the provision of the applicable Service), non-exclusive, non-transferable license, solely for the duration of any applicable Service, under any intellectual property rights controlled by the Receiving Party or any of its Affiliates that are necessary to perform such Service, for the sole purpose of providing such Service to the Receiving Party. Except as expressly identified in this Section 4.2, nothing contained in this Agreement shall be deemed to grant either Party or its Affiliates, by implication, estoppel or otherwise, any license rights, ownership rights or other rights in any intellectual property rights owned by or licensed to the other Party (or any Affiliate or permitted subcontractor of the other Party).

ARTICLE 5

CONFIDENTIALITY; DATA PROTECTION

5.1 Confidentiality Obligations. The Parties acknowledge and agree that Article 5 of the License Agreement is hereby incorporated into this Agreement, and shall apply to the activities contemplated by this Agreement to the extent applicable, mutatis mutandis.

5.2 Data Processing Addendum. Each Party shall comply with this Agreement, including this Article 5 and the data processing addendum agreed upon by the Parties (the “Data Processing Addendum”) and all applicable Laws (including applicable privacy laws (to be defined in the Data Processing Addendum)) that are or that may in the future be applicable to the provision of Services hereunder, including as related to any personal information (to be defined in the Data Processing Addendum). If not agreed by the Parties within 30 days of the Effective Date, the Data Processing Addendum will be determined in Parent’s reasonable discretion. The provisions of the Data Processing Addendum shall govern the processing of personal information (to be defined in the Data Processing Addendum) in connection with the provision of Services under this Agreement.

5.3 Security of IT Assets and Data. If either Party or its Affiliates or Third Party service providers (including their respective personnel) (each, an “Accessing Party”) is given access to the IT Assets or any data stored therein or processed thereby (collectively, “IT Assets and Data”) of the other Party or its Affiliates (collectively, the “Granting Party”) in connection with the provision or receipt of Services, each Accessing Party shall, and shall cause its Affiliates and subcontractors to, comply with all applicable Laws and with all policies and procedures of Parent and its Affiliates related to the privacy or security of IT Assets and Data (collectively, “Security Policies”). Each Accessing Party shall use and access the IT Assets and Data of the Granting Party for the sole purpose of providing or receiving, as applicable, the Services. Each Granting Party reserves the right to suspend access to any of its IT Assets and Data at any time if such Granting Party reasonably determines that (a) such access poses a security risk to its (or any of its customers’ or vendors’) IT Assets and Data or (b) the Accessing Party has violated applicable Security Policies. Such Granting Party shall restore such access upon remediation, to the sole satisfaction of such Granting Party, of the applicable foregoing circumstances. Each Party shall promptly notify the other Party of any known or reasonably suspected security breach or other security incident affecting the other Party’s or its Affiliates’ IT Assets and Data, and the Parties shall reasonably cooperate with each other in investigating the same and in taking all reasonable actions to remediate the same and to facilitate both Parties’ compliance with applicable Laws (including with respect to any notices or responses relating to the same).

ARTICLE 6

LIMITATION OF LIABILITY; INDEMNIFICATION

6.1 Limitation of Liability.

6.1.1 NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, DAMAGES FOR LOST OR ANTICIPATED PROFITS OR REVENUES, DIMINUTION IN VALUE, BUSINESS INTERRUPTION OR LOST OR ANTICIPATED OPPORTUNITIES OR ANY DAMAGES CALCULATED BY REFERENCE TO A MULTIPLIER OF REVENUE, PROFITS, EBITDA OR SIMILAR METHODOLOGY, WHETHER OR NOT CAUSED BY OR RESULTING FROM THE ACTIONS BY SUCH PARTY OR THE BREACH OF ITS COVENANTS, AGREEMENTS, REPRESENTATIONS OR WARRANTIES HEREUNDER AND WHETHER OR NOT BASED ON OR IN WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE.

6.1.2 The aggregate liability and indemnification obligations of each Party (a) in its capacity as a Providing Party (in each case, in connection with the provision of Services by such Providing Party) and (b) in its capacity as a Receiving Party (in each case, in connection with the receipt of Services by such Receiving Party), as applicable, with respect to this Agreement, the Services or the transactions contemplated by this Agreement shall not exceed, in the aggregate in the applicable calendar year, the aggregate amount of Services Charges (excluding any markup to Out-of-Pocket Costs charged by RemainCo in connection with providing the Services) actually paid hereunder to such Party (in its capacity as a Providing Party) or by such Party (in its capacity as a Receiving Party) during such calendar year.

6.2 Indemnification. Subject to the limitations set forth in Section 6.1, each Party shall indemnify, defend and hold harmless the other Party, its Affiliates, and each of such other Party’s and its Affiliates’ respective directors and employees, from and against, and shall compensate and reimburse them for, any and all Losses, to the extent arising or resulting from (a) the gross negligence or willful misconduct of such indemnifying Party, its Affiliates, and each of their respective employees, agents, invitees or subcontractors in providing or using any Services rendered or to be rendered pursuant to this Agreement or (b) any material breach by such indemnifying Party of this Agreement. Notwithstanding anything to the contrary, this Article 6 shall not apply to Taxes which are exclusively governed by Section 3.4.

6.3 Indemnification Procedures. The provisions set forth in 5.4 of the Separation Agreement shall apply mutatis mutandis to the indemnification provisions of this Agreement, with such conforming changes thereto as are necessary to apply the provisions, and preserve the effect, thereof to the terms of this Agreement.

6.4 Liability for Payment Obligations. Nothing in this Article 6 shall be deemed to eliminate or limit, in any respect, each Party’s express obligation in this Agreement to pay Termination Charges (to the extent applicable) or Service Charges for Services rendered in accordance with this Agreement.

6.5 Exclusion of Other Remedies. Except for equitable remedies that may be available to a Party and claims for intentional fraud, to the maximum extent permitted by applicable Law, (a) each Party’s and its Affiliates’ sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated by this Agreement shall be pursuant to the indemnification provisions set forth in this Article 6 and (b) each Party hereby waives any and all rights, claims and causes of action whether based on or in warranty, contract, tort (including negligence or strict liability) or otherwise that such Party or its Affiliates may have against the other Party or any of its Affiliates, arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 6.

ARTICLE 7

TERM AND TERMINATION

7.1 Term.

7.1.1 This Agreement shall commence on the Effective Date and shall continue in full force and effect until the earlier to occur of (a) the date on which this Agreement is terminated in accordance with Section 7.2, (b) the expiration of the Service Period for all outstanding Services or termination by the Receiving Party of all outstanding Services pursuant to Section 7.2, such that neither Party is obligated to provide any further Services pursuant to this Agreement and (c) 12 months thereafter (the date set forth in this clause (c), the “Outside Date”).

7.1.2 Upon 60 days’ advance written notice prior to the expiration of the Service Period for any Service, the Receiving Party may request a service extension. So long as the Receiving Party has been using good faith efforts to migrate off of or replace such Service prior to the end of the applicable Service Period, the Providing Party shall use commercially reasonable efforts to accommodate any such extension. If such a request is made, the Parties shall discuss in good faith the requested scope, duration and other terms, including applicable Service Charge, of such proposed extension. In no event will the term (meaning the initial term and extension period, including any extension periods previously permitted under this Agreement) of a particular Service (a) extend beyond the Outside Date or (b) exceed the maximum period permitted under any Third Party agreement(s) that are necessary to provide or support such Service.

7.2 Termination of Services.

7.2.1 Both Parties may terminate this Agreement with respect to one or more of the Services immediately upon mutual written agreement.

7.2.2 The Receiving Party may at any time, upon 60 days’ prior written notice to the Providing Party, terminate this Agreement with respect to any Service provided to such Receiving Party (in whole, but not in part); provided, that if termination of any Service materially inhibits or prevents the Providing Party’s ability to provide any other Service (as agreed by the Parties in good faith, provided that the Providing Party has given the Receiving Party notice of the same prior to the effectiveness of any such termination), such other Service shall concurrently terminate or be deemed terminated.

7.2.3 Either Party may at any time terminate this Agreement with respect to one or more Services (in whole, but not in part) by giving written notice to the other Party if the other Party commits a material breach of any obligation under this Agreement with respect to any such Service and such material breach continues to exist 30 days after receipt of written notice from the non-breaching Party of such breach and of its intention to exercise its rights under this Section 7.2.3.

7.2.4 Either Party may terminate this Agreement with respect to one or more of the Services immediately upon written notice to the other Party in the event that such other Party (a) commences, or has commenced against it, proceedings under bankruptcy, insolvency or debtor’s relief Laws or similar Laws in any other jurisdiction, (b) makes a general assignment for the benefit of its creditors or (c) ceases operations or is liquidated or dissolved.

7.2.5 Either Party may terminate this Agreement to the extent provided in Section 8.1.

7.2.6 This Agreement will terminate automatically with respect to the Services set forth on Schedule B immediately prior to the consummation of a Change of Control Transaction (as defined in the License Agreement).

7.3 Effect of Termination.

7.3.1 Upon termination (for any reason other than expiration of the Service Period duration) or reduction of any Service (in whole or in part) pursuant to this Agreement, the Receiving Party shall bear any and all costs, fees or expenses payable by the Providing Party with respect to a Service to any Third Party provider as a result of the early termination or reduction of such Service (“Termination Charges”), other than Termination Charges with respect to the termination of any Service by the Receiving Party pursuant to Section 7.2.3 or Section 7.2.4. All Termination Charges shall be invoiced and paid as provided in Article 3.

7.3.2 Upon termination of any Service pursuant to this Agreement, the Providing Party shall have no further obligation to provide the terminated Service, and the Receiving Party shall have no obligation to pay any future Service Charges relating to any such Service; provided that the Receiving Party shall remain obligated to the Providing Party for the (a) Service Charges and other fees, costs and expenses (if any) owed and payable under the terms of this Agreement in respect of Services provided prior to the effective date of termination, including Service Charges that are billed in arrears, and (b) Termination Charges, only to the extent applicable, as invoiced by the Providing Party to the Receiving Party.

7.3.3 Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

7.4 Surviving Obligations. Without limiting the foregoing, Article 1, and Article 3 (to the extent of any Invoices to be issued, or unpaid amounts due, thereunder), and all rights and obligations of each Party under Article 4, Article 5, Article 6, Section 7.2, Section 7.3, this Section 7.4 and Article 8 shall survive the termination or expiration of this Agreement for any reason.

ARTICLE 8

MISCELLANEOUS

8.1 Force Majeure. Except for the obligation to pay monies due and owing, neither Party (nor any Person acting on its behalf) shall be liable for any failure to perform or any delays in performance, and no such Party shall be deemed to be in breach or default of its obligations set forth in this Agreement, if, to the extent and for so long as, such failure or delay is due to any causes that are beyond its reasonable control and without its fault or negligence, including such causes as acts of God, natural disasters, fire, flood, severe storm, earthquake, civil disturbance, lockout, riot, order of any court or administrative body, embargo, acts of government, war (whether or not declared), acts of terrorism, epidemics, pandemics, computer hacking, data breaches, ransom-ware, cybercrime or cyberterrorism or other similar causes (“Force Majeure Event”). In the event of a Force Majeure Event, the Party prevented from or delayed in performing, shall promptly give notice to the other Party and shall use commercially reasonable efforts to avoid or minimize the delay. In the event that the delay continues for a period of at least 15 days, such other Party may elect to suspend performance and extend the time for performance for the duration of the Force Majeure Event. In the event that the delay continues for a period of at least 60 days , such other Party may elect to terminate this Agreement without any liability to any Party. In the event that the Providing Party is unable to provide any Service due to a Force Majeure Event, the Receiving Party will be relieved of its obligation to pay for any such Service to the extent not provided; provided that a Force Majeure Event will not relieve the Receiving Party from its payment obligations under this Agreement with respect to Services actually performed hereunder.

8.2 Independent Contractors. Nothing contained herein is intended or will be deemed to make any Party or its respective Affiliates the agent, employee, partner or joint venture of any other Party or its Affiliates or be deemed to provide such Party or its Affiliates with the power or authority to act on behalf of the other Party or its Affiliates or to bind the other Party or its Affiliates to any Contract, agreement or arrangement with any other Person. The Providing Party will act as an independent contractor and not as the agent of the Receiving Party in performing any Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.

8.3 Governing Law. This Agreement, and all TSA Disputes that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, will be governed by, and enforced and construed in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without regard to the conflict of Laws rules of such state that would result in the application of the Laws of another jurisdiction.

8.4 Dispute Resolution.

8.4.1 In the event of any dispute, controversy, claim or action arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including indemnification claims and claims seeking redress or asserting rights under any Law, whether in contract, tort, common law, statutory law, equity or otherwise, including any question regarding the negotiation, execution or performance of this Agreement (each, a “TSA Dispute”), the Parties agree that their respective Transition Managers (or such other Persons as each Party may designate) shall negotiate in good faith in an attempt to resolve such TSA Dispute promptly and amicably. If such TSA Dispute has not been resolved to the mutual satisfaction of the Parties within 30 days after the initial notice of the TSA Dispute (or such longer period as the Parties may agree in writing), then the authorized representatives of each of the Parties shall negotiate in good faith in an attempt to resolve such TSA Dispute amicably for an additional 20 days (or such longer period as the Parties may agree in writing). If, at the end of such time, such Persons are unable to resolve such TSA Dispute amicably, then such TSA Dispute shall be resolved in accordance with the dispute resolution process set forth in Section 8.11 of the Separation Agreement; provided that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement.

8.4.2 In any TSA Dispute regarding the amount of a Service Charge or Termination Charge, if after such TSA Dispute is finally adjudicated pursuant to the dispute resolution or judicial process set forth in Section 8.4.1, it is determined that the Service Charge or Termination Charge that the Providing Party has invoiced to the Receiving Party, and that the Receiving Party has paid to the Providing Party, is greater or less than the amount that the applicable charge should have been, then (a) if it is determined that the Receiving Party has overpaid the Service Charge or Termination Charge, then the Receiving Party shall invoice, and the Providing Party shall pay, an amount equal to such overpayment in accordance with the invoicing and payment procedures provided in Article 3 and (b) if it is determined that the Receiving Party has underpaid the Service Charge or Termination Charge, then the Providing Party shall invoice, and the Receiving Party shall pay, an amount equal to such underpayment in accordance with the invoicing and payment procedures provided in Article 3.

8.5 Notices. Except with respect to routine communication by the Transition Managers under Section 2.7, any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be made in accordance with Section 8.14 of the Separation Agreement.

8.6 No Benefit to Third Parties. Except for the rights of any indemnified Person under Article 6, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

8.7 Amendment. This Agreement (including all Exhibits and Schedules hereto) may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.

8.8 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by any Party of any right hereunder or of the failure to perform or of a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. No failure or delay by any Party in exercising any right, power or privilege hereunder, and no course of dealing between the Parties, will be effective to amend or waive any provision of this Agreement.

8.9 Expenses. Except as otherwise specified herein, each Party shall pay its own legal, accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the transactions contemplated hereby and any other costs and expenses incurred by such Party.

8.10 Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation arising under this Agreement will be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party, and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; provided that (a) a Party may assign or delegate any or all of its rights, interests and obligations hereunder to an Affiliate of such Party, so long as such Affiliate agrees pursuant to an agreement in writing reasonably satisfactory to the other Party to be bound by the terms of this Agreement as if named a “Party” hereto, (b) the Providing Party may delegate its performance of the Services to any subcontractor pursuant to Section 2.4, (c) a Party may assign this Agreement or any or all of its rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its assets, so long as the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such assets assumes all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto, and (d) a Party may assign this Agreement or any or all of its rights, interests and obligations hereunder in connection with a sale or disposition of any assets or lines of business of such Party, so long as such assignee agrees pursuant to an agreement in writing reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named a “Party” hereto, in each case, without the prior written consent of the other Party; provided, further, that (i) in the case of an assignment pursuant to the foregoing clause (c) or (d), the non-assigning Party will not be required to perform any obligation under this Agreement that would result in the breach or violation of any Third Party Contract by such Party or its Affiliates without the prior written consent of the non-assigning Party and (ii) in the case of each of the preceding clauses, no assignment permitted by this Section 8.10 will release the assigning Party from liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Party.

8.11 Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties to this Agreement. No Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to, this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

8.12 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

8.13 No Setoff . No Party shall have any right of setoff of any amounts due and payable, or any Losses arising, under this Agreement against any other amounts due and payable under this Agreement or any amounts due and payable, or any Losses arising, under the Merger Agreement, the Separation Agreement or any other agreement between RemainCo or SpinCo or any of their respective Affiliates. The payment obligations under this Agreement, the Merger Agreement, the Separation Agreement or any other agreement between RemainCo or SpinCo or any of their respective Affiliates, remain independent obligations of each Party, irrespective of any amounts owed to any other Party under this Agreement, the Merger Agreement, the Separation Agreement, or such other agreements.

8.14 Conflicts. In the event of any conflict between the terms and provisions of this Agreement, on the one hand, and the terms and provisions of the Separation Agreement or the License Agreement, on the other hand, the terms and provisions of the Separation Agreement or the License Agreement, as applicable, will control, without limiting either Party’s rights under or the specific risk allocation provided within this Agreement.

8.15 Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.16 Counterparts. This Agreement may be executed in any number of counterparts and manually or electronically, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail or other electronic transmission will be effective as delivery of a manually executed original counterpart of this Agreement.

8.17 Entire Agreement. This Agreement, together with each of the Separation Agreement and the Merger Agreement (including the Schedules and Exhibits expressly contemplated thereby and attached thereto), the Confidentiality Agreement, the Schedules expressly contemplated hereby or attached hereto, and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to such transactions and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

AVIDITY BIOSCIENCES, INC.

By:
Name:
Title:

ATRIUM THERAPEUTICS, INC.

By:
Name:
Title

SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT

Schedule A

[***]

Schedule B

[***]

Schedule C

[***]